Exhibit 99.1

Workhorse Group Reports Third Quarter 2018 Results

CINCINNATI, November 7, 2018 – Workhorse Group Inc. (NASDAQ: WKHS), an American technology company focused on changing the way the world works by providing sustainable and cost-effective transportation solutions, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter and Recent Operational Highlights

●	In July, secured $6.1 million term loan from Arosa Capital Management, providing additional flexibility to appropriately address the company’s long-term capital needs.
●	In July, announced milestone achievement that the N-GEN platform has demonstrated operating efficiencies averaging 40MPGe for the 450-cubic foot electric van and 75MPGe for the 200-cubic foot electric van.
●	In August, unveiled new corporate brand and first strategic marketing platform “Work Ahead,” concepted and produced by global firm Grey New York.
●	In August, closed $10.35 million public offering of common stock, the proceeds of which are intended to be primarily used for inventory, working capital and general corporate purposes.
●	In October, commenced initial production of the N-GEN-1000 all-electric delivery van.
●	Increased number of N-GEN vehicles in backlog to more than 1000.
●	Total backlog increased to greater than $60 million.
●	Workhorse electric vehicles have now logged millions of miles and are deployed with customers across 20 states.
●	In 2018, more than 100,000 packages have been delivered by Workhorse-employed drivers and delivery associates in real-world, on-road testing of Workhorse electric vehicles.
●	In October, secured a purchase order from DHL, a tier-one international shipping and logistics corporation for N-GEN electric vans.
●	In October, SureFly was featured on the front page of USA Today, leading to increased number of pre-orders from the positive exposure.

Management Commentary

“The third quarter’s results were in line with our expectations given the ongoing developments in both the retooling and expansion of our manufacturing capacity as well as our efforts to secure financing to sustain the long-term growth of our business,” said Workhorse CEO Steve Burns. “In the meantime, we achieved several operational milestones during the quarter, including the initial production of our N-GEN-1000 all-electric delivery van. Going forward, we are focused on securing appropriate capital so that we can initiate scaled production for $60 million-plus vehicle backlog.”

Third Quarter 2018 Financial Results

Sales for the third quarter of 2018 were recorded at $11,000, down from $3.1 million in the same period of 2017. The decrease in sales was primarily due to a decrease in volume of trucks sold.

Selling, general and administrative expenses increased 20% to $3.4 million from $2.8 million in the same period last year. The increase in selling, general and administrative expenses was primarily related to higher investment banking related fees of approximately $700,000 and legal settlement cost of $400,000. The increase was partially offset by lower consulting fees of approximately $300,000.

Research and development expenses decreased 71% to $1.4 million from $5.1 million in the same period last year. The decrease in research and development expenses was due to the decrease in prototype and consulting expenses for the United States Postal Service (USPS) Next Generation Delivery Vehicle (NGDV) and SureFly.

Total operating expenses decreased 39% to $4.8 million from $7.9 million in the third quarter of last year. The decrease in total operating expenses was due to the decrease in prototype and consulting expenses for the USPS NGDV and SureFly, which was offset by an increase in investment banking related fees and legal settlement costs.

Net loss was $5.5 million, compared with a net loss of $12.4 million in the same period last year. The lower net loss was due primarily to a decrease in volume of trucks sold.

As of September 30, 2018, the company had cash, cash equivalents and short-term investments of $3.0 million compared to $4.1 million as of December 31, 2017.

Conference Call

Workhorse management will hold a conference call today (November 7, 2018) at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss these results.

Workhorse management will host the presentation, followed by a question and answer period.

U.S. dial-in: 877-407-8289

International dial-in: 201-689-8341

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse’s website.

A replay of the conference call will be available after 4:00 p.m. Eastern time on the same day through November 14, 2018.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay ID: 13684607

About Workhorse Group Inc.

Workhorse is a technology company focused on providing electric mobility solutions to the transportation sector. As an American original equipment manufacturer, we design and build high performance battery-electric vehicles including trucks and aircraft. We also develop cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit www.workhorse.com.

Forward-Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders; the ability to protect our intellectual property; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Matt Glover and Tom Colton

Liolios

949-574-3860

WKHS@liolios.com

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